UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:

October 10, 2014

ENSERVCO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-9494	84-0811316
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

501 South Cherry St., Ste. 320

Denver, CO 80246

Address of principal executive offices

303-333-3678

Telephone number, including

Area code

_____________________________

Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01. Other Events

On October 10, 2014 Enservco Corporation (“Enservco”) received service of a complaint filed in the United States District Court for the Northern District of Texas, Dallas Division (Civil Action No. 3:14-cv-03631) by Heat-On-The-Fly, LLC (“HOTF”) naming Enservco and its subsidiary Heat Waves Hot Oil Service, LLC (“Heat Waves”) as defendants. The complaint alleges that Heat Waves, in selling frac water heating services, infringed and induced others to infringe two patents owned by HOTF (U.S. Patent Nos. 8,171,993 (“the ‘993 Patent”) and 8,739,875 (“the ‘875 Patent”)). The complaint seeks various remedies including injunctive relief and unspecified damages and relates to only a portion of Heat Waves’ frac water heating services.

Enservco and Heat Waves deny that they are infringing any valid, enforceable claims of the asserted patents and intend to vigorously defend themselves against the lawsuit. Heat Waves has offered on demand water heating services well before these patents were even filed.

Enservco previously reported in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 that it was aware of one company that had been awarded a patent relating to the heating of frac water, but also reported that Enservco did not believe at that time, and still does not believe, that its operations infringed that patent. Enservco is also aware that HOTF has been involved in litigation dating back to January of 2013 with a group of energy companies that are seeking to, among other things, invalidate the ‘993 Patent. Although the ‘993 Patent survived a prior, partial reexamination, the United States Patent and Trademark Office has agreed to reexamine the ‘993 Patent in its entirety. The timing for the reexamination and any decision resulting therefrom is uncertain, is subject to appeal, and may be a year or more in the future. As the ‘993 Patent and the ‘875 Patent are based on the same subject matter, Management believes that a finding of invalidity of the ‘993 Patent could serve as a basis to affect the validity of the ‘875 Patent. If the patents are found to be invalid, the litigation would become moot.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits: None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 13th day of October 2014.

Enservco Corporation

By: /s/ Rick D. Kasch
Rick D. Kasch, President

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